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                                                                 EXHIBIT 10.38



                                    AMENDMENT


         THIS AMENDMENT, dated as of December 29, 2000 (this "Amendment"), is entered into by and among BEVERLY ENTERPRISES, INC., a Delaware corporation (together with its permitted successors and assigns, the "Company"), as a Lessee, as Construction Agent and as the Parent Guarantor; ALL SUBSIDIARIES OF THE COMPANY NOW OR HEREAFTER BECOMING PARTIES TO THE PARTICIPATION AGREEMENT REFERENCED HEREIN, as Lessees (collectively, the "Subsidiary Lessees" and, together with the Company in its capacity as Lessee, the "Lessees"); BANK OF MONTREAL GLOBAL CAPITAL SOLUTIONS, INC., a Delaware corporation, as Lessor and as Agent Lessor (together with its successors in such capacity, the "Agent Lessor"); the various financial institutions as are or may from time to time become Lenders under the Loan Agreement (together with their respective permitted successors and assigns, the "Lenders"); and BANK OF MONTREAL, as Administrative Agent for the lenders (together with its successors in such capacity, the "Administrative Agent") (collectively, the "Parties").

         WHEREAS, the Parties wish to amend the definitions of certain terms defined in Appendix A to the Participation Agreement;

         WHEREAS, the Parties wish to amend the pricing grid applicable to the transactions represented by the Participation Agreement and the other documents executed in connection therewith;

         NOW THEREFORE, the parties hereto agree as follows:

         Section 1. Definitions. Capitalize terms used but not otherwise defined in this Amendment shall, unless the context otherwise requires, have the respective meanings specified in Appendix A to the Amended and Restated Participation Agreement dated as of August 28, 1998, among the Company, the Subsidiary Lessees, the Agent Lessor, the Lenders and the Administrative Agent (as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the provisions thereof, the "Participation Agreement"); and the rules of interpretation set forth in such Appendix A shall apply to this Amendment.

         Section 2. Amendments to Appendix A to the Participation Agreement. The parties hereto hereby

                  (i) amend Appendix A to the Participation Agreement by adding the following definition:



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                  "Specified Restructuring Charges" means the restructuring
                  charges, writedowns, severance costs and special charges, the material components of which are described in the memorandum dated December 15, 2000 from the Company to the Administrative Agent, in each case to the extent actually incurred by the Representative or one of its Consolidated Subsidiaries.

                  (ii) amend the definition of "Consolidated Net Income" in Appendix A to the Participation Agreement to read as follows:

                  "Consolidated Net Income" means, for any period, the net income (loss) (calculated (a) before preferred and common stock dividends and (b) exclusive of the effect of (i) any extraordinary or other material non-recurring gain or loss outside the ordinary course of business and (ii) Specified Restructuring Charges in an aggregate amount, on a pretax basis, during the term of the Master Lease not to exceed $105,000,000) of the Representative and its Consolidated Subsidiaries, determined on a consolidated basis for such period.

                  (iii) amend the definition of "Consolidated Net Worth" in Appendix A to the Participation Agreement to read as follows:

                  "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Representative and its Consolidated Subsidiaries at such date, without giving effect to Specified Restructuring Charges in an amount not to exceed, on a pretax basis, $105,000,000.

                  (iv) amend the definition of "Lessor Margin" in Appendix A to the Participation Agreement by adding at end of the definition the following:

         "provided, that on March 31, 2001 the LIBO Margin is increased for each Pricing Category by 0.25%; provided, further, that at such time as interest margins under the Morgan Credit Agreement are modified, the LIBO Margin and Base Rate Margin for each Pricing Category will be adjusted to reflect the new pricing structure of the Morgan Credit Agreement plus 0.50%".

                  (v) amend the definition of "Loan Margin" in Appendix A to the Participation Agreement by adding at end of the definition the following:

         "provided, that on March 31, 2001 the LIBO Margin is increased for each Pricing category by 0.25%; provided, further, that at such time as interest margins under the Morgan


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Credit Agreement are modified, the LIBO Margin and Base Rate Margin for each
Pricing Category will be adjusted to reflect the new pricing structure of the Morgan Credit Agreement plus 0.50%".

         Section 3. Conditions to Effectiveness. This Amendment shall become effective, as of the date hereof, on the date on which (i) each of the Company, the Subsidiary Lessees, the Agent Lessor, the Administrative Agent and the Required Participants shall have executed and delivered a counterpart hereof, and (ii) each of the Participants executing this Amendment shall have received from the Company payment of a fee equal to three-sixteenths of one percent (3/16 of 1%) of such Participant's aggregate Commitment.

         Section 4. Representations and Warranties. The Company and each Subsidiary Lessee hereby represents and warrants unto the Lessors, the Lenders, the Lessor Agent and the Administrative Agent as set forth in this Section 4:

                  (a) Validity, et. This Amendment constitutes the legal, valid and binding obligation of each Lessee enforceable against such Lessee in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other similar laws affecting enforcement of creditor rights generally (insofar as any such law relates to the bankruptcy, insolvency, reorganization or similar event of the Company or any Subsidiary Lessee), principles of good faith and fair dealing and, as to the availability of specific performance or other injunctive relief, the discretionary power of a court to deny such relief.

                  (b) No Event of Default. No Event of Default has occurred and is continuing.

         Section 5. Operative Document; Ratification of the Operative Documents. This Amendment shall be deemed to be an Operative Document entered into in connection with the Participation Agreement. Except as expressly set forth herein, the terms, provisions and conditions of the Participation Agreement and the other Operative Documents shall remain in full force and effect and are in all respects hereby ratified and confirmed in each and every respect.

         Section 6. Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

         Section 7. Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

         Section 8. Governing Law; Entire Agreement. THIS AMENDMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICT-OF-LAW OR CHOICE-OF-LAW RULES WHICH




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MIGHT LEAD TO THE APPLICATION OF THE INTERNAL LAWS OF ANY OTHER JURISDICTION) AS
TO ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. This Amendment and the other Operative Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.








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